HARTFORD HLS SERIES FUND II, INC.

ARTICLES SUPPLEMENTARY

HARTFORD HLS SERIES FUND II, INC., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940 (“Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (“SDAT”) that:

FIRST:  Pursuant to the authority expressly vested in the Board of Directors (“Board of Directors”) of the Corporation by Section 2-208 of the Maryland General Corporation Law and the charter (“Charter”) of the Corporation, the Board of Directors classified 400,000,000 authorized but unissued shares of Common Stock, par value $.001 per share (the “Common Stock”) without further classification or designation as existing series and classes of the Corporation, consisting of the series and classes as set forth below, the shares of each such class having the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a class of a series of Common Stock as set forth in the Charter:

Series	Class	Allocated Shares
Hartford Growth Opportunities HLS Fund	Class IC shares	200,000,000
Hartford Small/Mid Cap Equity HLS Fund	Class IC shares	200,000,000

SECOND:  Immediately after these Articles Supplementary are accepted for record by the SDAT, the total number of authorized shares of Common Stock is 8,200,000,000, of which 4,300,000,000 are shares of Common Stock without further classification or designation and 3,900,000,000 are shares of Common Stock classified and designated as follows:

Series and Class	Number of Shares

Hartford Growth Opportunities HLS Fund

Class IA	500,000,000
Class IB	200,000,000
Class IC	200,000,000

Hartford SmallCap Growth HLS Fund

Class IA	500,000,000
Class IB	200,000,000

Hartford Small/MidCap Equity HLS Fund

Class IA	500,000,000
Class IB	200,000,000
Class IC	200,000,000

Hartford SmallCap Value HLS Fund

Class IA	500,000,000
Class IB	200,000,000

Hartford U.S. Government Securities HLS Fund

Class IA	500,000,000
Class IB	200,000,000

THIRD:  The shares of Common Stock described in Article FIRST above have been reclassified by the Board of Directors under the authority contained in the Charter.

FOURTH:  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law. These Articles Supplementary do not increase the total number of authorized shares of stock of the Corporation.

FIFTH:  The undersigned Vice President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President and attested by its Assistant Secretary as of the 15th day of April 2014.

ATTEST:		HARTFORD HLS SERIES FUND II, INC.

By:		By:

/s/ Alice A. Pellegrino		/s/ Edward P. Macdonald
Name:	Alice A. Pellegrino	Name:	Edward P. Macdonald
Title:	Assistant Secretary	Title:	Vice President